UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 16, 2008

CHAMPIONS BIOTECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-17263	52-1401755
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

1400 North 14th Street, Arlington, Virginia 22209
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (410) 630-1313

Inapplicable
(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⁭	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁭	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁭	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁭	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 2.02.	Results of Operations and Financial Condition

.

On December 16, 2008, Champions Biotechnology, Inc. (the “Company”) announced its results of operations for its fiscal quarter ended October 31, 2008. A copy of the Company’s press release announcing such results dated December 16, 2008 is attached hereto as Exhibit 99.1. This Form 8-K and the attached exhibit are furnished to, but not filed with, the Securities and Exchange Commission (“SEC”) and shall not be deemed to be incorporated by reference into any of the Company’s filings with the SEC under the Securities Act of 1933.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

The following exhibits are filed herewith:

Exhibit No.

99.1	Press Release dated December 16, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHAMPIONS BIOTECHNOLOGY, INC.
(Registrant)

Date: December 16, 2008	By:	/s/ Douglas D. Burkett
Douglas D. Burkett
President

Exhibit 99.1

Champions Biotechnology, Inc.	NEWS

1400 North 14th Street, Arlington, Virginia 22209 USA. Tel. 410-630-1313

For Immediate Release

Champions Biotechnology Reports Fiscal 2009 Second Quarter Financial Results

Arlington, VA, December 16, 2008 - Champions Biotechnology, Inc. (OTC Bulletin Board: CSBR), a company engaged in the development of advanced preclinical platforms and tumor specific data to enhance the value of oncology drugs, reports its financial results for the second fiscal quarter ended October 31, 2008.  Full details of the Company’s financial results are available in the Company’s Form 10-Q at www.championsbiotechnology.com

Total revenues for the second quarter of fiscal 2009 increased to $1,044,172, compared to $0.00 for the same period in 2008.  The Company derived its revenues from its Personalized Oncology business and its Preclinial eValuation contracts.

Total operating expenses for the second fiscal quarter of 2009 were $1,300,875, an increase of 766% compared to $150,198 for the same period of last year. Second quarter 2009 operating expenses included the following:

Research and development expenses were $419,404, compared to $30,910 for the comparable prior period in fiscal 2008.  The increase of $388,494 was primarily related to expenses for Tumorgraft acquisition and development, efforts to acquire or partner to develop early stage oncology drug candidates and increased expenses related to the development of the Company’s lead oncology drug candidate, SG410.

The costs of personalized oncology and preclinical contract services were $458,586 for the quarter ended October 31, 2008 as compared to $0.00 in the quarter ended October 31, 2007.

General and administrative expenses in the second quarter of 2009 were $422,885 compared to $119,288 in the comparable quarter of 2008, an increase of $303,597, or 255%.  Expenses increased as the Company continued to grow its operational infrastructure including the addition of personnel and consultants.

The Company reported a net loss of $231,590, or $0.01 per basic and diluted shares, for the second quarter of fiscal 2009 as compared to a net loss of $145,563, or $0.00 per basic and diluted shares, in the second fiscal quarter of 2008.

The Company’s cash position on October 31, 2008, was $3,052,558. The Company’s working capital as of October 31, 2008 was $2,555,599.

For the six-month period ended October 31, 2008, revenues were $1,717,289 compared to $250,000 for the same period in 2007, total operating expenses were $2,162,190 compared to $396,989 for 2007, and the Company reported a net loss of $399,072, or $0.01 per basic and diluted share, as compared to a net loss of $136,995, or $0.00 per basic and diluted shares, for 2007.  The Company began operations as a biotechnology company in May 2007.  Accordingly, our six month results for 2007 do not reflect a full six-month period.   Furthermore, the Company began to generate revenue from its Preclinical eValuation business in the fiscal quarter ended July 31, 2008.

“Our strategy is to generate revenues to help offset our early stage expenses.  We believe this strategy reduces our risk and fuels high potential initiatives while most of the biotech industry is affected by the financial crisis,” stated Douglas Burkett, Ph.D., President of Champions Biotechnology, Inc.  “Our second quarter revenue grew 55% vs. our first quarter revenue as awareness of the unique value of our technology increased.  Early studies suggest that our Biomerk Tumorgraft™ preclinical platform is predictive of Phase II clinical outcomes.  Such predictive capability would represent a leap in preclinical technology, enabling an expedited and more efficient process for bringing targeted oncology drugs to market.”

“We intend to generate revenue from our Personalized Oncology and Preclinical eValuation businesses as we build our own drug pipeline,” continued Dr. Burkett.  “During the second quarter we began the process of identifying oncology drug candidates from academic centers, pharmaceutical and biotech companies.  We intend to leverage our predictive platform to screen drug candidates and acquire, or partner to develop, drug candidates that demonstrate efficacy in our Biomerk Tumorgraft models.  The Company plans to advance its drugs through preclinical trials and then sell or license the drug to, or partner with, leading pharmaceutical or biotech companies for the remaining clinical development.  If successful, this would achieve the Company’s plan to realize anticipated high returns based on a relatively low investment in each drug.”

Highlights of the first quarter are:

(1) The Company grew its preclinical platform by expanding its collaborations to acquire tumor samples and by implanting, propagating and storing banks of Biomerk Tumorgrafts for use in future analysis of oncology drugs.

(2) The growing platform of Biomerk Tumorgrafts generated growing interest and use of the Company’s technology from large and small pharmaceutical and biotechnology companies.
(3) The Company grew its Personalized Oncology business and plans to make this service available in key international markets.

(4) The Company expanded initiatives to grow its own drug pipeline.  During the quarter, the Company engaged the services of additional personnel to identify drug candidates; numerous candidates were identified, discussions were initiated, and the Company is currently performing due diligence on a number of agents for acquisition or co development partnerships.

For more information regarding Champions Biotechnology please visit our web site at